EXHIBIT 99

CEL-SCI CORPORATION

Common Stock

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of CEL-SCI Corporation which may be issued pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant, to selected employees of CEL-SCI and other persons, of either shares of CEL-SCI’s common stock or options to purchase shares of CEL-SCI’s common stock. Persons who received Shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option Plans, Stock Bonus Plans, Stock Compensation Plans and a 2014 Incentive Stock Bonus Plan. In some cases these plans are collectively referred to as the "Plans". The terms and conditions of any stock grants and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between CEL-SCI and the Plan participants.

The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by CEL-SCI. CEL-SCI has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). CEL-SCI has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the “Risk Factors” section of this prospectus, beginning on page 17, for additional Risk Factors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February __, 2018.

AVAILABLE INFORMATION

CEL-SCI is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning CEL-SCI can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning CEL-SCI is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which CEL-SCI has filed with the Commission under the Securities Act and to which reference is hereby made.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Commission by CEL-SCI (Commission File No. 001-11889) are incorporated by reference into this prospectus:

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our Annual Report on Form 10-K for the fiscal year ended September 30, 2017;

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our Current Reports on Form 8-K filed with the SEC on October 6, 2017, November 3, 2017, November 22, 2017, December 1, 2017, December 12, 2017, December 20, 2017, December 21, 2017, January 4, 2018 and January 16, 2018;

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 2, 1996 and all amendments and reports updating that description; and the description of our Series S warrants contained in our Registration Statement on Form 8-A filed with the SEC on January 3, 2014 and all amendments and reports updating that description.

CEL-SCI will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

CEL-SCI Corporation
8229 Boone Blvd., Suite 802
Vienna, Virginia 223l4
(703) 506-9460
Attention: Secretary

All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission’s internet site (www.sec.gov).

THE COMPANY

CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI’s principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182.  CEL-SCI’s telephone number is 703-506-9460 and its web site is www.cel-sci.com.  CEL-SCI does not incorporate the information on its website into this prospectus, and you should not consider it part of this prospectus.

CEL-SCI makes its electronic filings with the Securities and Exchange Commission (SEC), including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on its website free of charge as soon as practicable after they are filed or furnished to the SEC.

In this prospectus, unless otherwise specified or the context requires otherwise, the terms “CEL-SCI,” the “Company,” “we,” “us” and “our” to refer to CEL-SCI Corporation. Our fiscal year ends on September 30.

CEL-SCI’S PRODUCTS

We are dedicated to research and development directed at improving the treatment of cancer and other diseases by using the immune system, the body’s natural defense system. We are currently focused on the development of the following product candidates and technologies:

1)
Multikine® (Leukocyte Interleukin, Injection), or Multikine, an investigational immunotherapy under development for the potential treatment of certain head and neck cancers;

2)
L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology, or LEAPS, with two investigational therapies, LEAPS-H1N1-DC, a product candidate under development for the potential treatment of pandemic influenza in hospitalized patients, and CEL-2000 and CEL-4000, vaccine product candidates under development for the potential treatment of rheumatoid arthritis.

MULTIKINE

Our lead investigational therapy, Multikine, is currently being developed as a potential therapeutic agent directed at using the immune system to produce an anti-tumor immune response. Data from Phase 1 and Phase 2 clinical trials suggest that Multikine may help the immune system “see” the tumor and then attack it, enabling the body’s own anti-tumor immune response to fight the tumor. Multikine is the trademark we have registered for this investigational therapy, and this proprietary name is subject to review by the U.S. Food and Drug Administration, or FDA, in connection with our future anticipated regulatory submission for approval.  Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency, such as the European Medicine Agency, or EMA. Neither has its safety or efficacy been established for any use.

Multikine is an immunotherapy product candidate comprised of a patented defined mixture of 14 human natural cytokines and is manufactured in a proprietary manner in our manufacturing facility. We spent over 10 years and more than $80 million developing and validating the manufacturing process for Multikine. The pro-inflammatory cytokine mixture includes interleukins, interferons, chemokines and colony-stimulating factors, which contain elements of the body’s natural mix of defenses against cancer.

Multikine is designed to be used in a different way than immune therapy is generally being used. Generally, immunotherapy is given to patients who have already failed other treatments ~~of~~ such as surgery, radiation and/or chemotherapy and most of the time it is administered systemically.  Multikine on the other hand is administered locally to treat tumors and their microenvironments before any other therapy has been administered because it is believed that is the time when the immune system is thought to be most amenable to activation against the tumor. For example, in the Phase 3 clinical trial, Multikine is injected locally at the site of the tumor and near the adjacent draining lymph nodes as a first line of treatment before surgery, radiation and/or chemotherapy because that is when the immune system is thought to be strongest. The goal is to help the intact immune system recognize and kill the tumor micro metastases that usually cause recurrence of the cancer. In short, we believe that the local administration and administration of Multikine and its administration before weakening of the immune system by chemotherapy and radiation will result in better anti-tumor response than if Multikine were administered as a second- or later-line therapy. In clinical studies of Multikine, administration of the investigational therapy to head and neck cancer patients has demonstrated the potential for lesser or no appreciable toxicity.

Source: Adapted from Timar et al., Journal of Clinical Oncology 23(15) May 20, 2005

The first indication CEL-SCI is pursuing for its investigational drug product candidate Multikine is an indication for the neoadjuvant therapy in patients with squamous cell carcinoma of the head and neck, or SCCHN (hereafter also referred to as advanced primary head and neck cancer).

SCCHN is a type of head and neck cancer, and CEL-SCI believes that, in the aggregate, there is a large, unmet medical need among head and neck cancer patients. CEL-SCI believes the last FDA approval of a therapy indicated for the treatment of advanced primary head and neck cancer was over 50 years ago. In the aggregate, head and neck cancer represents about 6% of the world’s cancer cases, with approximately over 650,000 patients diagnosed worldwide each year, and nearly 60,000 patients diagnosed annually in the United States. Multikine investigational immunotherapy was granted Orphan Drug designation for neoadjuvant therapy in patients with SCCHN by the FDA in the United States.

CEL-SCI’s Phase 3 clinical trial is currently primarily under the management of two clinical research organizations, or CROs: ICON Inc., or ICON, and Ergomed Clinical Research Limited, or Ergomed.

The Phase 3 study was designed with the objective that if the study endpoint, which is an improvement in overall survival of the subjects treated with the Multikine treatment regimen plus the current standard of care (SOC) as compared to subjects treated with the current SOC only, is satisfied, the study results are expected to be used to support applications that we plan to submit to regulatory agencies in order to seek commercial marketing approvals for Multikine in major markets around the world. This assessment can only be made when a certain number of deaths have occurred in the two main comparator groups of the study.

The primary endpoint for the protocol for this Phase 3 head and neck cancer study required that a 10% increase in overall survival be obtained in the Multikine group which also is administered CIZ (CIZ = low dose (non-chemotherapeutic) of cyclophosphamide, indomethacin and Zinc-multivitamins) all of which are thought to enhance Multikine activity), plus Standard of Care (Surgery + Radiotherapy or Chemoradiotherapy) arm of the study over the Control comparator (Standard of Care alone) arm. As the study was designed, the final determination of whether this endpoint had been successfully reached could only be determined when 298 events (deaths) had occurred in the combined comparator arms of the study.

Nine hundred twenty-eight (928) newly diagnosed head and neck cancer patients have been enrolled in this Phase 3 cancer study and all the patients who have completed treatment continue to be followed for protocol-specific outcomes in accordance with the Study Protocol. The last patient was enrolled in the study in September 2016. Approximately 135 patients were enrolled in the study from 2011 to 2013, about 195 were enrolled in 2014, about 340 in 2015, and about 260 in 2016. The study protocol assumed an overall survival rate of about 55% at 3 years for the SOC treatment group alone. At this point in the study the 928 patients enrolled in the study are being followed-up as required by the study protocol.

Since CEL-SCI launched its Phase 3 clinical trial for Multikine, CEL-SCI has incurred expenses of approximately $45.9 million as of September 30, 2017 on direct costs for the Phase 3 clinical trial. CEL-SCI estimates it will incur additional expenses of approximately $13.0 million for the remainder of the Phase 3 clinical trial. It should be noted that this estimate is based only on the information currently available in CEL-SCI’s contracts with the Clinical Research Organizations responsible for managing the Phase 3 clinical trial and does not include other related costs, e.g., the manufacturing of the drug. This number may be affected by the rate of death accumulation in the study, foreign currency exchange rates, and many other factors, some of which cannot be foreseen today. It is therefore possible that the cost of the Phase 3 clinical trial will be higher than currently estimated.

Throughout the course of the Phase 3 study, an Independent Data Monitoring Committee, or IDMC, has met periodically to review safety data from the Phase 3 study, and the IDMC is expected to continue doing so throughout the remainder of the Phase 3 study. At various points in the study at which the IDMC has completed review of the safety data and has issued recommendations, it has recommended that the Phase 3 study may continue. However, on one occasion, in the spring of 2014, the IDMC made a recommendation that the study be closed. This recommendation by the IDMC was reversed following review of additional information submitted by us, and the IDMC recommended that the study continue. In the spring of 2016, with close to 800 patients enrolled, the IDMC made a recommendation that enrollment in the Phase 3 study should stop, but that patients already enrolled in the study should continue treatment and follow-up. We responded to this letter and indicated we would address the remaining three requests, generally relating to study design considerations that were not part of the IDMC recommendation in follow-up correspondence. Subsequent to this correspondence, we submitted a complete response to the IDMC addressing all of their requests, as well as providing to them a copy of the suggested protocol amendment which was sent to the FDA for review and comment, as was requested by the IDMC. The IDMC did not provide any additional response following the additional submission to them.

On September 26, 2016, we received notice from the FDA that the Phase 3 clinical trial in advanced primary head and neck cancer has been placed on partial clinical hold. In August 2017, the FDA removed the clinical hold on the Phase 3 study and informed us that all clinical trial activities under this Investigational New Drug application (IND) may resume.

In September 2016, the last patient was accrued to the study. A total of 928 randomized patients were enrolled in the study as of that date. In December 2016, and again in February 2017 the IDMC reviewed the data from the Study, but offered no recommendation as they awaited the outcome of discussions with the FDA regarding the clinical hold, which was subsequently removed by the FDA on August 10, 2017.

On December 7, 2017 CEL-SCI announced that the IDMC had completed its most recent review of the Phase 3 study data. The data from all 928 enrolled patients were provided to the IDMC by the clinical research organization (CRO) responsible for data management of this Phase 3 study. The IDMC made the following observation and recommendation, a) the IDMC saw no evidence of any significant safety questions and b) the IDMC recommends continuing the study.

On December 11, 2017 we announced that the Phase 3 clinical study was fully enrolled and will not need to enroll more patients.

Ultimately, the decision as to whether our drug product candidate is safe and effective can only be made by FDA and/or by other regulatory authorities based upon an assessment of all of the data from an entire drug development program submitted as part of an application for marketing approval. As detailed elsewhere in this prospectus, the current Phase 3 clinical study for our investigational drug may or may not be able to be used as the pivotal study supporting a marketing application in the United States, and, if not, at least one entirely new Phase 3 pivotal study would need to be conducted to support a marketing application in the United States.

Follow-Up Analysis of Overall Survival in Phase 2 Patients

Prior to starting the Phase 3 study, we had tested Multikine in over 200 patients. The following is a summary of results from our last Phase 2 study conducted with Multikine. This study employed the same treatment protocol as is being followed in our Phase 3 study:

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Reported potential for improved survival: In a follow-up analysis of the Phase 2 clinical study population, which used the same dosage and treatment regimen as is being used in the Phase 3 study, head and neck cancer patients with locally advanced primary disease who received the investigational therapy Multikine as first-line investigational therapy, followed by surgery and radiotherapy, were reported by the clinical investigators to have had a 63.2% overall survival, or OS, rate at a median of 3.33 years from surgery. This percentage of OS was arrived at as follows: of the 21 subjects enrolled in the Phase 2 study, the consent for the survival follow-up portion of the study was received from 19 subjects. OS was calculated using the entire treatment population that consented to the follow-up portion of the study (19 subjects), including two subjects who, as later determined by three pathologists blinded to the study, did not have oral squamous cell carcinoma, or OSCC. These two subjects were thus not evaluable per the protocol and were not included in the pathology portion of the study for purposes of calculating complete response rate, as described below, but were included in the OS calculation. The overall survival rate of subjects receiving the investigational therapy in this study was compared to the overall survival rate that was calculated based upon a review of 55 clinical trials conducted in the same cancer population (with a total of 7,294 patients studied), and reported in the peer reviewed scientific literature between 1987 and 2007. Review of this literature showed an approximate survival rate of 47.5% at 3.5 years from treatment. Therefore, the results of our final Phase 2 study were considered to be potentially favorable in terms of overall survival, recognizing the limitations of this early-phase study. It should be noted that an earlier investigational therapy Multikine study appears to lend support to the overall survival findings described above - Feinmesser et al Arch Otolaryngol. Surg. 2003. However, no definitive conclusions can be drawn from these data about the potential efficacy or safety profile of this investigational therapy. Moreover, further research is required, and these results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is currently in progress. Subject to completion of that Phase 3 clinical trial and the FDA’s review and acceptance of our entire data set on this investigational therapy, we believe that these early-stage clinical trial results indicate the potential for our Multikine product candidate to become a treatment for advanced primary head and neck cancer, if approved.

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Reported average of 50% reduction in tumor cells in Phase 2 trials (based on 19 patients evaluable by pathology, having OSCC): The clinical investigators who administered the three-week Multikine treatment regimen used in the Phase 2 study reported that, as was determined in a controlled pathology study, Multikine administration appeared to have caused, on average, the disappearance of about half of the cancer cells present at surgery (as determined by histopathology assessing the area of Stroma/Tumor (Mean+/- Standard Error of the Mean of the number of cells counted per filed)) even before the start of standard therapy, which normally includes surgery, radiation and chemotherapy (Timar et al JCO 2005).

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Reported 10.5% complete response in the final Phase 2 trial (based on 19 patients evaluable by pathology, having OSCC): The clinical investigators who administered the three-week Multikine investigational treatment regimen used in the Phase 2 study reported that, as was determined in a controlled pathology study, the tumor apparently was no longer present (as determined by histopathology) in approximately 10.5% of evaluable patients with OSCC (Timar et al JCO 2005). In the original study, 21 subjects received Multikine, two of which were later excluded, as subsequent analysis by three pathologists blinded to the study revealed that these two patients did not have OSCC. Two subjects in this study had a complete response, leaving a reported complete response rate of two out of 19 assessable subjects with OSCC (or 10.5%) (Timar et al, JCO 2005).

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Adverse events reported in clinical trials: In clinical trials conducted to date with the Multikine investigational therapy, adverse events which have been reported by the clinical investigators as possibly or probably related to Multikine administration included pain at the injection site, local minor bleeding and edema at the injection site, diarrhea, headache, nausea, and constipation.

Subsequently, an analysis on the 21 subjects originally treated with Multikine in the study to evaluate overall survival was conducted, as described above. In connection with the follow-up portion of the study for overall survival, we also conducted an unreported post-hoc analysis of complete response rate in the study population, which included subjects who provided consent for the follow-up and who also had OSCC. Two of the 21 subjects did not re-consent for follow-up, and two of the remaining 19 subjects were excluded from the post-hoc complete response rate analysis as they had previously been determined by pathology analysis to not have OSCC. The two complete responders with OSCC both consented to the follow-up study. Therefore, the post-hoc analysis of complete response was based on a calculation of the two complete responders out of 17 evaluable subjects who consented to the follow-up analysis and who also had OSCC (or 11.8%).

Furthermore, we reported an overall response rate of 42.1% based on the number of evaluable patients who experienced a favorable response to the treatment, including those who experienced minor, major and complete responses. Out of the 19 evaluable patients, two experienced a complete response, two experienced a major response, and four experienced a minor response to treatment. Thus, we calculated the number of patients experiencing a favorable response as eight patients out of 19 (or 42.1%) (Timar et al, JCO 2005).

The clinical significance of these and other data, to date, from the multiple Multikine clinical trials, is not yet known. These preliminary clinical data do suggest the potential to demonstrate a possible improvement in the clinical outcome for patients treated with Multikine.

Peri-Anal Warts and Cervical Dysplasia in HIV/HPV Co-Infected Patients

HPV is a very common sexually transmitted disease in the United States and other parts of the world. It can lead to cancer of the cervix, penis, anus, esophagus and head and neck. Our focus in HPV, however, is not on developing an antiviral for the potential treatment or prevention of HPV in the general population. Instead, our focus is on developing an immunotherapy product candidate designed to be administered to patients who are immune-suppressed by other diseases, such as HIV, and who are therefore less able or unable to control HPV and its resultant or co-morbid diseases. Such patients have limited treatment options available to them.

One condition that is commonly associated with both HIV and HPV is the occurrence of anal intraepithelial dysplasia, or AIN, and anal and genital warts. The incidence of AIN in HIV-infected people is estimated to be about 25%. The incidence of anal HPV infection in HIV-infected men who have sex with men, or MSM, is estimated to be as high as 95%. In the aggregate, the United States and Europe have about 875,000 HIV-infected patients with AIN (assuming AIN prevalence of approximately 25% of the aggregate HIV-infected population). Persistent HPV infection in the anal region is thought to be responsible for up to 80% of anal cancers, and men and women who are HIV positive have a 30-fold increase in their risk of anal cancer. Persistent HPV infection can also be a precursor to cervical cancer, as well as certain head and neck cancers.

In October 2013, we signed a cooperative research and development agreement, or CRADA, with the U.S. Naval Medical Center, San Diego, or the USNMC. Pursuant to this agreement, the USNMC was to conduct a Phase 1 study, approved by the Human Subjects Institutional Review Board, of our investigational immunotherapy, Multikine, in HIV/HPV co-infected men and women with peri-anal warts. The purpose of this study was to evaluate the safety and clinical impact of Multikine as a potential treatment of peri-anal warts and assess its effect on AIN in HIV/HPV co-infected men and women.

In July 2015, we added a clinical site at the University of California, San Francisco, or UCSF, and Key Opinion Leader, or KOL, to the ongoing Phase 1 study. In August 2016, the U.S. Navy discontinued this Phase 1 study because of difficulties in enrolling patients. UCSF is continuing with the study. We will not continue with this indication because 1) the patient enrollment is extremely slow and 2) we need to focus our resources on the Phase 3study.

In October 2013, we entered into a co-development and profit sharing agreement with Ergomed for development of Multikine as a potential treatment of HIV/HPV co-infected men and women with peri-anal warts.

The treatment regimen for this Phase 1 study of up to 15 HIV/HPV co-infected patient volunteers with peri-anal warts is identical to the regimen that was used in an earlier Institutional Review Board-approved Multikine Phase 1 study in HIV/HPV co-infected patients, which was conducted at the University of Maryland. In that study, the Multikine investigational therapy was administered to HIV/HPV co-infected women with cervical dysplasia, resulting in visual and histological evidence of clearance of lesions in three out of the eight subjects.

Furthermore, in this cervical dysplasia Phase 1 study, the number of HPV viral sub-types in three volunteer subjects tested were reduced post-treatment with Multikine, as opposed to pre-treatment, as determined by in situ polymerase chain reaction performed on tissue biopsy collected before and after Multikine treatment. As reported by the investigators in the earlier study, the study volunteers, except one subject volunteer, all appeared to tolerate the treatment with no reported serious adverse events.

MANUFACTURING FACILITY

Before starting the Phase 3 clinical trial, for reasons related to regulatory considerations, the Company needed to build a dedicated manufacturing facility to produce Multikine. This facility has been completed and validated, and has produced multiple clinical lots for the Phase 3 clinical trial. The facility has also passed review by a European Union Qualified Person on several occasions.

The Company’s lease on the manufacturing facility expires on October 31, 2028.

CEL-SCI completed validation of its new manufacturing facility in January 2010. The state-of-the-art facility is being used to manufacture Multikine for CEL-SCI’s Phase 3 clinical trial. In addition to using this facility to manufacture Multikine, CEL-SCI, only if the facility is not being used for Multikine, may offer the use of the facility as a service to pharmaceutical companies and others, particularly those that need to “fill and finish” their drugs in a cold environment (4 degrees Celsius, or approximately 39 degrees Fahrenheit). Fill and finish is the process of filling injectable drugs in a sterile manner and is a key part of the manufacturing process for many medicines. However, priority will always be given to Multikine as management considers the preparation for a final marketing approval to be more important than offering fill and finish services.

LEAPS

Our patented T-cell Modulation Process, referred to as LEAPS (Ligand Epitope Antigen Presentation System), uses “heteroconjugates” to direct the body to choose a specific immune response. LEAPS is designed to stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune, allergies, transplantation rejection and cancer, when it cannot do so on its own. Administered like a vaccine, LEAPS combines T-cell binding ligands with small, disease-associated peptide antigens, and may provide a new method to treat and prevent certain diseases.

The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body’s selection of the “inappropriate” immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

On September 19, 2017, we announced that it has been awarded a Phase 2 Small Business Innovation Research (SBIR) grant in the amount of $1.5 million from the National Institute of Arthritis Muscoskeletal and Skin Diseases, which is part of the National Institutes of Health (NIH). This grant will provide funding to allow us to advance our first LEAPS product candidate, CEL-4000, towards an Investigational New Drug (IND) application, by funding GMP manufacturing, IND enabling studies, and additional mechanism of action studies. The work is being conducted at our research laboratory and Rush University Medical Center in Chicago, Illinois in the laboratories of Tibor Glant, MD, Ph.D., The Jorge O. Galante Professor of Orthopedic Surgery and Katalin Mikecz, MD, Ph.D. Professor of Orthopedic Surgery & Biochemistry. The grant was awarded based on published data described below by Dr. Glant's team in collaboration with our showing that the administration of a proprietary peptide using our LEAPS technology prevented the development, and lessened the severity, including inflammation, of experimental proteoglycan induced arthritis (PGIA or GIA) when it was administered after the disease was induced in the animals.

In July 2014, the Company announced that it has been awarded a Phase 1 Small Business Innovation Research (SBIR) grant in the amount of $225,000 from the National Institute of Arthritis Muscoskeletal and Skin Diseases, which is part of the National Institutes of Health. The grant funded the development of our LEAPS technology as a potential treatment for rheumatoid arthritis, an autoimmune disease of the joints. The work was conducted at Rush University Medical Center in Chicago, Illinois in the laboratories of Tibor Glant, MD, Ph.D., The Jorge O. Galante Professor of Orthopedic Surgery; Katalin Mikecz, MD, Ph.D. Professor of Orthopedic Surgery & Biochemistry; and Allison Finnegan, Ph.D. Professor of Medicine.

With the support of the SBIR grant, CEL-SCI is developing two new drug candidates, CEL-2000 and CEL-4000, as potential rheumatoid arthritis therapeutic vaccines. The data from animal studies using the CEL-2000 treatment vaccine demonstrated that it could be used as an effective treatment against rheumatoid arthritis with fewer administrations than those required by other anti-rheumatoid arthritis treatments currently on the market for arthritic conditions associated with the Th17 signature cytokine TNF-  . The data for CEL-4000 indicates it could be effective against rheumatoid arthritis cases where a Th1 signature cytokine (IFN-c) is dominant. CEL-2000 and CEL-4000 have the potential to be a more disease-specific therapy, significantly less expensive, act at an earlier step in the disease process than current therapies and may be useful in patients not responding to existing rheumatoid arthritis therapies. CEL-SCI believes this represents a large unmet medical need in the rheumatoid arthritis market.

In February 2017 and November 2016, CEL-SCI announced new preclinical data that demonstrate its investigational new drug candidate CEL-4000 has the potential for use as a therapeutic vaccine to treat rheumatoid arthritis. This efficacy study was supported in part by the SBIR Phase I Grant and was conducted in collaboration with Drs. Katalin Mikecz and Tibor Glant, and their research team at Rush University Medical Center in Chicago, IL.

In March 2015, CEL-SCI and its collaborators published a review article on vaccine therapies for rheumatoid arthritis based in part on work supported by the SBIR grant. The article is entitled “Rheumatoid arthritis vaccine therapies: perspectives and lessons from therapeutic Ligand Epitope Antigen Presentation System vaccines for models of rheumatoid arthritis” and was published in Expert Rev. Vaccines 1 - 18 and can be found at http://www.ncbi.nlm.nih.gov/ pubmed/25787143.

In August 2012, Dr. Zimmerman, CEL-SCI’s Senior Vice President of Research, Cellular Immunology, gave a Keynote presentation at the OMICS 2nd International Conference on Vaccines and Vaccinations in Chicago. This presentation showed how the LEAPS peptides administered altered only select cytokines specific for each disease model, thereby improving the status of the test animals and even preventing death and morbidity. These results support the growing body of evidence that provides for its mode of action by a common format in these unrelated conditions by regulation of Th1 (e.g., IL12 and IFN-c) and their action on reducing TNF-  and other inflammatory cytokines as well as regulation of antibodies to these disease associated antigens. This was also illustrated by a schematic model showing how these pathways interact and result in the overall effect of protection and regulation of cytokines in a beneficial manner.

In February 2010, CEL-SCI announced that its CEL-2000 vaccine demonstrated that it was able to block the progression of rheumatoid arthritis in a mouse model, where a Th17 signature cytokine (TNF-  ) is dominant. The results were published in the scientific peer-reviewed Journal of International Immunopharmacology (online edition) in an article titled “CEL-2000: A Therapeutic Vaccine for Rheumatoid Arthritis Arrests Disease Development and Alters Serum Cytokine / Chemokine Patterns in the Bovine Collagen Type II Induced Arthritis in the DBA Mouse Model” Int Immunopharmacol. 2010 Apr; 10(4):412-21 http://www. ncbi.nlm.nih.gov/pubmed/20074669.

Using the LEAPS technology, CEL-SCI has created a potential peptide treatment for H1N1 (swine flu) hospitalized patients. This LEAPS flu treatment is designed to focus on the conserved, non-changing epitopes of the different strains of Type A Influenza viruses (H1N1, H5N1, H3N1, etc.), including “swine”, “avian or bird”, and “Spanish Influenza”, in order to minimize the chance of viral “escape by mutations” from immune recognition. Therefore, one should think of this treatment not really as an H1N1 treatment, but as a potential pandemic flu treatment. CEL-SCI’s LEAPS flu treatment contains epitopes known to be associated with immune protection against influenza in animal models.

In September 2009, the U.S. FDA advised CEL-SCI that it could proceed with its first clinical trial to evaluate the effect of LEAPS-H1N1 treatment on the white blood cells of hospitalized H1N1 patients. This followed an expedited initial review of CEL-SCI's regulatory submission for this study proposal.
In November 2009, CEL-SCI announced that The Johns Hopkins University School of Medicine had given clearance for CEL-SCI’s first clinical study to proceed using LEAPS-H1N1. Soon after the start of the study, the number of hospitalized H1N1 patients dramatically declined and the study was unable to complete the enrollment of patients.

Additional work on this treatment for the pandemic flu is being pursued in collaboration with the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health, USA. In May 2011 NIAID scientists presented data at the Keystone Conference on “Pathogenesis of Influenza: Virus-Host Interactions” in Hong Kong, China, showing the positive results of efficacy studies in mice of LEAPS H1N1 activated dendritic cells (DCs) to treat the H1N1 virus. Scientists at the NIAID found that H1N1-infected mice treated with LEAPS-H1N1 DCs showed a survival advantage over mice treated with control DCs. The work was performed in collaboration with scientists led by Kanta Subbarao, M.D., Chief of the Emerging Respiratory Diseases Section in NIAID’s Division of Intramural Research, part of the National Institutes of Health, USA.

In July 2013, CEL-SCI announced the publication of the results of influenza studies by researchers from the NIAID in the Journal of Clinical Investigation (www.jci.org/articles/view/67550). The studies described in the publication show that when CEL-SCI’s investigational J-LEAPS Influenza Virus treatments were used “in vitro” to activate DCs, which when injected into influenza infected mice, arrested the progression of lethal influenza virus infection in these mice. The work was performed in the laboratory of Dr. Subbarao.

Even though the various LEAPS drug candidates have not yet been given to humans, they have been tested in vitro with human cells. They have induced similar cytokine responses that were seen in these animal models, which may indicate that the LEAPS technology might translate to humans. The LEAPS candidates have demonstrated protection against lethal herpes simplex virus (HSV1) and H1N1 influenza infection, as a prophylactic or therapeutic agent in animals. They have also shown some level of efficacy in animals in two autoimmune conditions, curtailing and sometimes preventing disease progression in arthritis and myocarditis animal models. CEL-SCI’s belief is that the LEAPS technology may be a significant alternative to the vaccines currently available on the market for these diseases.

None of the LEAPS investigational products have been approved for sale, barter or exchange by the FDA or any other regulatory agency for any use to treat disease in animals or humans. The safety or efficacy of these products has not been established for any use. Lastly, no definitive conclusions can be drawn from the early-phase, preclinical-trials data involving these investigational products. Before obtaining marketing approval from the FDA in the United States, and by comparable agencies in most foreign countries, these product candidates must undergo rigorous preclinical and clinical testing which is costly and time consuming and subject to unanticipated delays. There can be no assurance that these approvals will be granted.

FORWARD LOOKING STATEMENTS

This prospectus and the documents that are incorporated or deemed to be incorporated by reference into this prospectus, contain or incorporate by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify these forward-looking statements by forward-looking words such as “anticipates,” “believes,” “expects,” “intends,” “future,” “could,” “estimates,” “plans,” “would,” “should,” “potential,” “continues” and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). These forward-looking statements involve risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to:

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the progress and timing of, and the amount of expenses associated with, our research, development and commercialization activities for our product candidates, including Multikine;

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our expectations regarding the timing, costs and outcome of any pending or future litigation matters, lawsuits or arbitration proceedings, including but not limited to the pending arbitration proceeding we initiated against our former clinical research organization, or CRO;

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the success of our clinical studies for our product candidates;

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our ability to obtain U.S. and foreign regulatory approval for our product candidates and the ability of our product candidates to meet existing or future regulatory standards;

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our expectations regarding federal, state and foreign regulatory requirements;

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the therapeutic benefits and effectiveness of our product candidates;

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the safety profile and related adverse events of our product candidates;

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our ability to manufacture sufficient amounts of Multikine or our other product candidates for use in our clinical studies or, if approved, for commercialization activities following such regulatory approvals;

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our plans with respect to collaborations and licenses related to the development, manufacture or sale of our product candidates;

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our expectations as to future financial performance, expense levels and liquidity sources;

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our ability to compete with other companies that are or may be developing or selling products that are competitive with our product candidates;

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anticipated trends and challenges in our potential markets; and

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our ability to attract, retain and motivate key personnel.

All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement, the risk factors set forth under the heading “Risk Factors” and elsewhere in this prospectus and in the documents incorporated or deemed to be incorporated by reference into this prospectus. The forward-looking statements contained in this prospectus and any document incorporated or deemed to be incorporated by reference in this prospectus, speak only as of their respective dates.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events and circumstances described in this prospectus and the documents that are incorporated by reference into this prospectus may not occur and actual results could differ materially from those anticipated or implied in such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

RISK FACTORS

Investors should be aware that this offering involves the risks described below, which could adversely affect the price of our common stock.  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this prospectus.  The risks and uncertainties we described are not the only ones facing us.  Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations.  If any of these risks were to occur, our business, financial condition, results of operations and liquidity would likely suffer.  In that event, the trading price of our common stock would decline, and you could lose all or part of your investment.  Some statements in this Prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to CEL-SCI

CEL-SCI has identified material weaknesses in its internal control over financial reporting which could, if not remediated, result in material misstatements in CEL-SCI’s financial statements.

CEL-SCI’s management is responsible for establishing and maintaining adequate internal control over its financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. CEL-SCI’s management identified material weaknesses in the internal control over financial reporting as of September 30, 2016. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of CEL-SCI’s annual or interim financial statements will not be prevented or detected on a timely basis.

CEL-SCI discovered an error in the way it accounted for the lease for its manufacturing facility. The accounting error was determined to be a material weakness in CEL-SCI’s internal control over financial reporting as of September 30, 2016 relating to CEL-SCI’s financial close process for non-routine transactions including the accounting for leases and the assessment of impairment of long-lived assets. The errors were identified during the course of the preparation of its financial statements and other financial data for its fiscal year ended September 30, 2017, as well as its assessment of its disclosure controls and procedures and internal control over financial reporting as of that date. This resulted in CEL-SCI filing an amended 10-K/A for the year ended September 30, 2016, that disclosed these material weaknesses and the impact of the restatement to the previously issued financial statements. In addition, as part of the Company’s audit of the financial statements for the year ended September 30, 2017, there was an error noted in how the Company accounted for certain warrants issued in a financing transaction. These warrants were initially recorded as liability instruments but met the criteria under ASC 815 to be treated as equity instruments. These material weaknesses continue to exist at September 30, 2017 and CEL-SCI is in the process of remediating these material weaknesses.

If the remedial measures CEL-SCI has begun implementing that are designed to address these material weaknesses are insufficient to address these material weaknesses, or if additional material weaknesses or significant deficiencies in CEL-SCI’s internal control are discovered or occur in the future, the financial statements may contain material misstatements and CEL-SCI could be required to restate its financial results.

We have incurred significant losses since inception, and we anticipate that we will continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

We have a history of net losses, expect to incur substantial losses and have negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability. Since the date of our formation and through September 30, 2017, we incurred net losses of approximately $300 million. We have relied principally upon the proceeds from the public and private sales of our securities to finance our activities to date. To date, we have not commercialized any products or generated any revenue from the sale of products, and we do not expect to generate any product revenue for the foreseeable future. We do not know whether or when we will generate product revenue or become profitable.

We are heavily dependent on the success of Multikine which is under clinical development. We cannot be certain that Multikine will receive regulatory approval or be successfully commercialized even if we receive regulatory approval. Multikine is our only product candidate in late-stage clinical development, and our business currently depends heavily on its successful development, regulatory approval and commercialization. We have no drug products for sale currently and may never be able to develop approved and marketable drug products.

Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur significant operating and capital expenditures as we:

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continue to undertake preclinical development and clinical trials for product candidates;

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seek regulatory approvals for product candidates; and

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implement additional internal systems and infrastructure.

To become and remain profitable, we must succeed in developing and commercializing our product candidates, which must generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, discovering or acquiring additional product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our company could cause our stockholders to lose all or part of their investment.

We will require substantial additional capital to remain in operation. A failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product candidates’ development or commercialization efforts.

As of September 30, 2017, we had cash and cash equivalents of approximately $2.4 million. We believe that we will continue to expend substantial resources for the foreseeable future developing Multikine, LEAPS and any other product candidates or technologies that we may develop or acquire. These expenditures will include costs associated with research and development, potentially obtaining regulatory approvals and having our products manufactured, as well as marketing and selling products approved for sale, if any. In addition, other unanticipated costs may arise. Because the outcome of our current and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates.

Our future capital requirements depend on many factors, including:

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the rate of progress of, results of and cost of completing Phase 3 clinical development of Multikine for the treatment of certain head and neck cancers;

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the results of our applications to and meetings with the FDA, the EMA and other regulatory authorities and the consequential effect on our operating costs;

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assuming favorable Phase 3 clinical results, the cost, timing and outcome of our efforts to obtain marketing approval for Multikine in the United States, Europe and in other jurisdictions, including the preparation and filing of regulatory submissions for Multikine with the FDA, the EMA and other regulatory authorities;

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the scope, progress, results and costs of additional preclinical, clinical, or other studies for additional indications for Multikine, LEAPS and other product candidates and technologies that we may develop or acquire;

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the timing of, and the costs involved in, obtaining regulatory approvals for LEAPS if clinical studies are successful;

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the cost and timing of future commercialization activities for our products, if any of our product candidates are approved for marketing, including product manufacturing, marketing, sales and distribution costs;

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the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

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the cost of having our product candidates manufactured for clinical trials and in preparation for commercialization;

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our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

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the costs involved in preparing, filing and prosecuting patent applications and maintaining, defending and enforcing our intellectual property rights, including litigation costs, and the outcome of such litigation; and

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the extent to which we acquire or in-license other products or technologies.

Based on the current operating plan, and absent any future financings or strategic partnerships, CEL-SCI believes that its existing cash and cash equivalents and investments will be sufficient to fund its projected operating expenses and capital expenditure requirements into March 2018. However, CEL-SCI’s operating plan may change as a result of many factors currently unknown to CEL-SCI, and CEL-SCI may need additional funds sooner than planned. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for Multikine, LEAPS, or any other product candidates or technologies that we develop or acquire, or delay, limit, reduce or terminate our sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates. Due to recurring losses from operations and future liquidity needs, there is substantial doubt about our ability to continue as a going concern without additional capital becoming available.  The doubt about our ability to continue as a going concern could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain suppliers to do business with us, or adversely affect our ability to raise additional debt or equity capital.

The costs of our product candidates development and clinical trials are difficult to estimate and will be very high for many years, preventing us from making a profit for the foreseeable future, if ever.

Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. Our estimates of the costs associated with future clinical trials and research may be substantially lower than what we actually experience. It is impossible to predict what we will face in the development of a product candidate, such as Multikine. The purpose of clinical trials is to provide both us and regulatory authorities with safety and efficacy data in humans. It is relatively common to revise a trial or add subjects to a trial in progress. The difficult and often complex steps necessary to obtain regulatory approval, especially that of the FDA, and the EMA, involve significant costs and may require several years to complete. We expect that we will need substantial additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses.

The extent of our clinical trials and research programs are primarily based upon the amount of capital available to us and the extent to which we receive regulatory approvals for clinical trials. We have established estimates of the future costs of the Phase 3 clinical trial for Multikine, but, as explained above, our estimates may not prove correct.

An adverse determination in any current or future lawsuits or arbitration proceedings to which we are a party could have a material adverse effect on us.

We are currently involved in a pending arbitration proceeding, CEL-SCI Corporation v. inVentiv Health Clinical, LLC (f/k/a PharmaNet LLC) and PharmaNet GmbH (f/k/a PharmaNet AG). We initiated the proceedings against inVentiv Health Clinical, LLC, or inVentiv, the former third-party CRO, and are seeking payment for damages related to inVentiv’s prior involvement in the Phase 3 clinical trial of Multikine. The arbitration claim, initiated under the Commercial Rules of the American Arbitration Association, alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud. Currently, we are seeking at least $50 million in damages in our amended statement of claim.

In an amended statement of claim, we asserted the claims set forth above as well as an additional claim for professional malpractice. The arbitrator subsequently granted inVentiv’s motion to dismiss the professional malpractice claim based on the “economic loss doctrine” which, under New Jersey law, is a legal doctrine that, under certain circumstances, prohibits bringing a negligence-based claim alongside a claim for breach of contract. The arbitrator denied the remainder of inVentiv’s motion, which had sought to dismiss certain other aspects of the amended statement of claim. In particular, the arbitrator rejected inVentiv’s argument that several aspects of the amended statement of claim were beyond the arbitrator’s jurisdiction.

In connection with the pending arbitration proceedings, inVentiv has asserted counterclaims against us for (i) breach of contract, seeking at least $2 million in damages for services allegedly performed by inVentiv; (ii) breach of contract, seeking at least $1 million in damages for the alleged use of inVentiv’s name in connection with publications and promotions in violation of the parties’ contract; (iii) opportunistic breach, restitution and unjust enrichment, seeking at least $20 million in disgorgement of alleged unjust profits allegedly made by us as a result of the purported breaches referenced in subsection (ii); and (iv) defamation, seeking at least $1 million in damages for allegedly defamatory statements made about inVentiv. We believe inVentiv’s counterclaims are meritless and intend to vigorously defend against them. However, if such defense is unsuccessful, and inVentiv successfully asserts any of its counterclaims, such an adverse determination could have a material adverse effect on our business, results, financial condition and liquidity.

In October 2015, we signed an arbitration funding agreement with a company established by Lake Whillans Litigation Finance, LLC, a firm specializing in funding litigation expenses. Pursuant to the agreement, an affiliate of Lake Whillans provided us with $5 million in funding for litigation expenses to support our arbitration claims against inVentiv. The funding will only be repaid if we receive proceeds from the arbitration.

 The hearing (the “trial”) started on September 26, 2016 and was originally scheduled to end in November/December of 2016. On November 13, 2017, CEL-SCI announced that the last witness in the arbitration hearing testified on November 8, 2017, and no further witnesses or testimony are expected. With that final witness, the testimony phase of the arbitration concluded. All that remained after November 8, 2017 at the trial level were closing statements and post-trial submissions.

Additionally, we may be the target of claims asserting violations of securities fraud and derivative actions, or other litigation or arbitration proceedings in the future. Any future litigation could result in substantial costs and divert management’s attention and resources. These lawsuits or arbitration proceedings may result in large judgments or settlements against us, any of which could have a material adverse effect on our business, operating results, financial condition and liquidity.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. We are committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changing legal requirements may cause us to incur higher costs as we revise current practices, policies and procedures, and may divert management time and attention from potential revenue-generating activities to compliance matters. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may also be harmed. Further, our board members, chief executive officer, and other executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business.

We have not established a definite plan for the marketing of Multikine, if approved.

We have not established a definitive plan for marketing nor have we established a price structure for any of our product candidates, if approved. However, we intend, if we are in a position to do so, to sell Multikine ourselves in certain markets where it is approved, and or to enter into written marketing agreements with various third parties with established sales forces in such markets. The sales forces in turn would, we believe, focus on selling Multikine to targeted cancer centers, physicians and clinics involved in the treatment of head and neck cancer. We have already licensed future sales of Multikine, if approved, to three companies: Teva Pharmaceuticals in Israel, Turkey, Serbia and Croatia; Orient Europharma in Taiwan, Singapore, Hong Kong, Malaysia, South Korea, the Philippines, Australia and New Zealand; and Byron BioPharma, LLC in South Africa. We believe that these companies will have the resources to market Multikine appropriately in their respective territories, if approved, but there is no guarantee that they will. There is no assurance that we will be able to find qualified third-party partners to market our product in other areas, on terms that are favorable to us, or at all.

We may encounter problems, delays and additional expenses in developing marketing plans with third parties. In addition, even if Multikine, if approved, is cost-effective and demonstrated to increase overall patient survival, we may experience other limitations involving the proposed sale of Multikine, such as uncertainty of third-party coverage and reimbursement. There is no assurance that we can successfully market Multikine, if approved, or any other product candidates we may develop.

 We hope to expand our clinical development capabilities in the future, and any difficulties hiring or retaining key personnel or managing this growth could disrupt our operations.

We are highly dependent on the principal members of our management and development staff. If the Phase 3 Multikine clinical trial is successful, we expect to expand our clinical development and manufacturing capabilities, which will involve hiring additional employees. Future growth will require us to continue to implement and improve our managerial, operational and financial systems and to continue to retain, recruit and train additional qualified personnel, which may impose a strain on our administrative and operational infrastructure. The competition for qualified personnel in the biopharmaceutical field is intense. We are highly dependent on our ability to attract, retain and motivate highly qualified management and specialized personnel required for clinical development. Due to our limited resources, we may not be able to manage effectively the expansion of our operations or recruit and train additional qualified personnel.  If we are unable to retain key personnel or manage our future growth effectively, we may not be able to implement our business plan.

 If product liability or patient injury lawsuits are brought against us, we may incur substantial liabilities and may be required to limit clinical testing or future commercialization of Multikine or our other product candidates.

We face an inherent risk of product liability as a result of the clinical testing of Multikine and other product candidates, and will face an even greater risk if we commercialize any of our product candidates. For example, we may be sued if our Multikine or LEAPS product candidates, or any other future product candidates, allegedly cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing or, if approved, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts.

Furthermore, Multikine is made, in part, from components of human blood. There are inherent risks associated with products that involve human blood such as possible contamination with viruses, including hepatitis or HIV. Any possible contamination could cause injuries to patients who receive contaminated Multikine, or could require us to destroy batches of Multikine, thereby subjecting us to possible financial losses, lawsuits and harm to our business.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease the clinical testing or commercialization of our product candidates, if approved. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

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decreased demand for Multikine or our other product candidates, if approved;

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injury to our reputation;

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withdrawal of existing, or failure to enroll additional, clinical trial participants;

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costs to defend any related litigation;

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a diversion of management’s time and our resources;

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substantial monetary awards to trial participants or patients;

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product candidate recalls, withdrawals or labeling, marketing or promotional restrictions;

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loss of revenue;

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inability to commercialize Multikine or our other product candidates; and

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a decline in the price of our common stock.

Although we have product liability insurance for Multikine in the amount of $10.0 million, the successful prosecution of a product liability case against us could have a materially adverse effect upon our business if the amount of any judgment exceeds our insurance coverage. Any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. We commenced the Phase 3 clinical trial for Multikine in December 2010. Although no claims have been brought to date, participants in our clinical trials could bring civil actions against us for any unanticipated harmful effects allegedly arising from the use of Multikine or any other product candidate that we may attempt to develop.

Our commercial success depends, in part, upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, healthcare payors and major operators of cancer clinics.

Even if we obtain regulatory approval for our product candidates, any resulting product may not gain market acceptance among physicians, healthcare payors, patients and the medical community, which are critical to commercial success. Market acceptance of any product candidate for which we receive approval depends on a number of factors, including:

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the efficacy and safety as demonstrated in clinical trials;
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the timing of market introduction of such product candidate as well as competitive products;

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the clinical indications for which the drug is approved;

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the approval, availability, market acceptance and reimbursement for the companion diagnostic;

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acceptance by physicians, major operators of cancer clinics and patients of the drug as a safe and effective treatment;

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the potential and perceived advantages of such product candidate over alternative treatments, especially with respect to patient subsets that are targeted with such product candidate;

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the safety of such product candidate seen in a broader patient group, including its use outside the approved indications;

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the cost of treatment in relation to alternative treatments;

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the availability of adequate reimbursement and pricing by third-party payors and government authorities;

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relative convenience and ease of administration;

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the prevalence and severity of adverse side effects; and

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the effectiveness of our sales and marketing efforts.

If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, healthcare payors and patients, we will not be able to generate significant revenues, and we may not become or remain profitable.

Our Independent Registered Public Accountants have included in their report on our financial statements a paragraph stating that we may be unable to continue as a going concern.

As a result of our recurring losses from operations, our independent registered public accounting firm, BDO USA, LLP, has issued a report in connection with their audit of our financial statements for the year ended September 30, 2017, that included an explanatory paragraph referring to our recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. The doubt about our ability to continue as a going concern could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain suppliers to do business with us, or adversely affect our ability to raise additional debt or equity capital.

Risks Related to Government Approvals

Our product candidates must undergo rigorous preclinical and clinical testing and regulatory approvals, which could be costly and time-consuming and subject us to unanticipated delays or prevent us from marketing any products.

Our product candidates are subject to premarket approval from the FDA in the United States, the EMA in the European Union, and by comparable agencies in most foreign countries before they can be sold. Before obtaining marketing approval, these product candidates must undergo costly and time consuming preclinical and clinical testing which could subject us to unanticipated delays and may prevent us from marketing our product candidates. There can be no assurance that such approvals will be granted on a timely basis, if at all.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our current and future clinical trials may not be successful.

Although we are involved in a Phase 3 clinical trial for Multikine and the trial is fully enrolled, we do not know if this one study will be sufficient for approval, if successful.

Clinical trials can be delayed for a variety of reasons, including delays related to:

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the availability of financial resources needed to commence and complete our planned trials;

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obtaining regulatory approval to commence a trial;

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reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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obtaining Institutional Review Board, or IRB, approval at each clinical trial site;

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recruiting suitable patients to participate in a trial;

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having patients complete a trial or return for post-treatment follow-up;

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clinical trial sites deviating from trial protocol or dropping out of a trial

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the competence of the CRO running the study, size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians' and patients' perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance.

It remains possible that the regulatory authorities could determine that the Phase 3 study is not sufficient to support a marketing application in the United States. Under this circumstance, at least one entirely new Phase 3 clinical trial would need to be conducted to support a marketing application in the United States. If there is a need to conduct an additional Phase 3 clinical trial, any such requirement would have significant and severe material consequences for us and could impact our ability to continue as a going concern.

We could also encounter significant delays and/or need to terminate a development program for a product candidate if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in addition to existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, one or more of the IRBs for the institutions in which such trials are being conducted, by us upon a final recommendation by the Independent Data Monitoring Committee, or IDMC, with which we agree for such trial, or by the FDA or other regulatory authorities, due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, as a result of inspection of the clinical trial operations or trial site(s) by the FDA or other regulatory authorities, the imposition of a clinical hold or partial clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. The occurrence of any one or more of these events would have significant and severe material consequences for us and could impact our ability to continue as an ongoing concern.

If we experience termination of, or delays in the completion of, any clinical trial of our product candidates, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to a delay or the denial of regulatory approval for our product candidates.

We cannot be certain when or under what conditions we will undertake future clinical trials. A variety of issues may delay the Phase 3 clinical trial for Multikine. Early trials for our other product candidates, or the plans for later trials, may not satisfy the requirements of regulatory authorities, such as the FDA. We may fail to find subjects willing to enroll in our trials. We manufacture Multikine in our own manufacturing facility, but rely on third-party vendors to manage the trial process and other activities, and these vendors may fail to meet appropriate standards. Accordingly, the clinical trials relating to our product candidates may not be completed on schedule, the FDA or foreign regulatory agencies may order us to stop or modify our research, or these agencies may not ultimately approve any of our product candidates for commercial sale. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of our product candidates. The data collected from our clinical trials may not be sufficient to support regulatory approval of our various product candidates, including Multikine. Our failure to adequately demonstrate the safety and efficacy of any of our product candidates would delay or prevent regulatory approval of our product candidates in the United States, which could prevent us from achieving profitability. Although we had positive results in our Phase 2 trials for Multikine, those results were for a very small sample set, and we will not know how Multikine will perform in a larger set of subjects until we are well into, or complete, our Phase 3 clinical trial.

The development and testing of product candidates and the process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include, among other actions, refusal to approve pending applications, withdrawal of an approval, a clinical hold, termination of the Phase 3 study, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The requirements governing the conduct of clinical trials, manufacturing and marketing of our product candidates, including Multikine, outside the United States vary from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different trial designs. Foreign regulatory approval processes include all of the risks associated with the FDA approval process. Some of those agencies also must approve prices for products approved for marketing. Approval of a product by the FDA or the EMA does not ensure approval of the same product by the health authorities of other countries. In addition, changes in regulatory requirements for product approval in any country during the clinical trial process and regulatory agency review of each submitted new application may cause delays or rejections.

We have only limited experience in filing and pursuing applications necessary to gain regulatory approvals. Our lack of experience may impede our ability to obtain timely approvals from regulatory agencies, if at all. We will not be able to commercialize Multikine and other product candidates until we have obtained regulatory approval. In addition, regulatory authorities may also limit the types of patients to which we or our third-party partners may market Multikine or our other product candidates. Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect our or our third-party partners’ ability to successfully market our product candidates.

Even if we obtain regulatory approval for our investigational products, we will be subject to stringent, ongoing government regulation.

If our investigational products receive regulatory approval, either in the United States or internationally, those products will be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, and may contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance of the safety and efficacy of the investigational products. We will continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

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product design, development and manufacture;

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product application and use

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adverse drug experience;

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product advertising and promotion;

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product manufacturing, including good manufacturing practices

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record keeping requirements;

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registration and listing of our establishments and products with the FDA, EMA and other state and national agencies;

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product storage and shipping;

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drug sampling and distribution requirements;

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electronic record and signature requirements; and

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labeling changes or modifications.

We and any of our third-party manufacturers or suppliers must continually adhere to federal regulations setting forth requirements, known as current, Good Manufacturing Practices, or cGMPs, and their foreign equivalents, which are enforced by the FDA, the EMA and other national regulatory bodies through their facilities inspection programs. If our facilities, or the facilities of our contract manufacturers or suppliers, cannot pass a pre-approval plant inspection or fail such inspections in the future, the FDA, EMA or other national regulators will not approve our marketing applications for our product candidates, or may withdraw any prior approval. In complying with cGMP and foreign regulatory requirements, we and any of our potential third-party manufacturers or suppliers will be obligated to expend time, money and effort in production, record-keeping and quality control to ensure that our product candidates meet applicable specifications and other requirements.

If we do not comply with regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be subject to, among other things, license suspension or revocation, criminal prosecution, seizure, injunction, fines, be forced to remove a product from the market or experience other adverse consequences, including restrictions or delays in obtaining regulatory marketing approval for such products or for other product candidates for which we seek approval. This could materially harm our financial results, reputation and stock price. Additionally, we may not be able to obtain the labeling claims necessary or desirable for product promotion. If we or other parties identify adverse effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be suspended or withdrawn. We may be required to reformulate our products, conduct additional clinical trials, make changes in product labeling or indications of use, or submit additional marketing applications to support any changes. If we encounter any of the foregoing problems, our business and results of operations will be harmed and the market price of our common stock may decline.

The FDA and other governmental authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability. We cannot predict the extent of adverse government regulations which might arise from future legislative or administrative action. Without government approval, we will be unable to sell any of our product candidates.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of our clinical trials could reveal a high and unacceptable severity and/or prevalence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of, or deny approval of, our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

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regulatory authorities may withdraw approvals of such product;

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regulatory authorities may require additional warnings on the label;

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we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

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we could be sued and held liable for harm caused to patients; and

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties and meet regulatory requirements, or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to prepare for, conduct, monitor and manage data for our preclinical and clinical programs. We rely on these parties for all aspects of the execution of our preclinical and clinical trials, and although we diligently oversee and carefully manage our CROs, we directly control only certain aspects of their activities and rely upon them to provide timely, complete, and accurate reports on their conduct of our studies. Although such third parties provide support and represent us for regulatory purposes in the context of our clinical trials, ultimately we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs acting on our behalf as well as principal investigators and trial sites are required to comply with Good Clinical Practice, or GCP, and other applicable requirements, which are implemented through regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs fail to comply with applicable GCPs or other applicable regulations, the clinical data generated in our clinical trials may be determined to be unreliable and we may therefore need to enroll additional subjects in our clinical trials, or the FDA, EMA or comparable foreign regulatory authorities may require us to perform an additional clinical trial or trials before approving our marketing applications. Moreover, if we or any of our CROs, principal investigators, or trial sites, fail to comply with applicable regulatory and GCP requirements, then we, our CROs, principal investigators, or trial sites may be subject to enforcement actions, such as fines, warning letters, untitled letters, clinical holds, civil or criminal penalties, and/or injunctions. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under GMP regulations. Our failure to comply with these regulations may require us to delay or repeat clinical trials, which would delay the regulatory approval process.

For example, we are currently involved in a dispute with our former CRO relating to the conduct of our Phase 3 study where we allege (i) breach of contract, (ii) fraud in the inducement and (iii) fraud. In connection with this dispute, we have alleged that our CRO failed to properly select, monitor and supervise the study sites and principal investigators, ensure proper enrollment of subjects, and ensure strict compliance with the Phase 3 trial protocol and GCP and other applicable regulatory requirements.

If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. If CROs do not successfully fulfill their regulatory obligations, carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Though we diligently oversee and carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in our clinical development in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We have obtained orphan drug designation from the FDA for Multikine for neoadjuvant, or primary, therapy in patients with squamous cell carcinoma of the head and neck, but we may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug or biologic intended to treat a rare disease or condition, which is defined as one occurring in a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug or biologic will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full Biologics License Application, or BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity.

Even though we have received orphan drug designation for Multikine for the treatment of squamous cell carcinoma of the head and neck, we may not be the first to obtain marketing approval of a product for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication, or may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan product is approved, the FDA can subsequently approve another drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Our current and future relationships with healthcare professionals, principal investigators, consultants, potential customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable healthcare laws and regulations.

Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any drug candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, potential customers and third-party payors may expose us to broadly applicable healthcare laws, including, without limitation:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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federal civil and criminal false claims laws, including the federal False Claims Act, which impose criminal and civil penalties, including civil whistleblower actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose obligations on covered entities, including healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act and its implementing regulations, which impose annual reporting requirements for certain manufacturers of drugs, devices, biologicals and medical supplies for payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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analogous state and foreign laws, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our future business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws. If our operations are found to be in violation of any of these laws or any other governmental regulations, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, all of which could significantly harm our business. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including our current and future collaborators, are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also adversely affect our business.

Failure to obtain or maintain adequate coverage and reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers and other third-party payors. We anticipate that government authorities and other third-party payors will continue efforts to contain healthcare costs by limiting the coverage and reimbursement levels for new drugs. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs that may result in more limited coverage or downward pressure on the price we may otherwise receive for our product candidates. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and established the Center for Medicare and Medicaid Innovation with broad authority to test and implement new payment models under Medicare and Medicaid, which are designed to reduce expenditures while preserving and enhancing quality of care.

Foreign governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market Multikine in both the United States and foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to Multikine. In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. Coverage and reimbursement decisions in one foreign jurisdiction may impact decisions in other countries. To obtain reimbursement or pricing approval in some countries, we may be required to conduct clinical trials that demonstrate our product candidate is more effective than current treatments and that compare the cost-effectiveness of Multikine to other available therapies. If reimbursement of Multikine is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Risks Related to Intellectual Property

We may not be able to achieve or maintain a competitive position, and other technological developments may result in our proprietary technologies becoming uneconomical or obsolete.

We are involved in a biomedical field that is undergoing rapid and significant technological change. The pace of change continues to accelerate. The successful development of product candidates from our compounds, compositions and processes, through research financed by us, or as a result of possible third-party licensing arrangements with pharmaceutical or other companies, is not assured. We may fail to apply for patents on important technologies or product candidates in a timely fashion, or at all.

Many companies are working on drugs designed to cure or treat cancer or cure and treat viruses, such as HPV or H1N1. Many of these companies have financial, research and development, and marketing resources which are much greater than ours and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases. The future market share of Multikine or our other product candidates, if approved, will be reduced or eliminated if our competitors develop and obtain approval for products that are safer or more effective than our product candidates. Moreover, the patent positions of pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles are often evolving and remain unresolved. As a result, the validity and enforceability of patents cannot be predicted with certainty. In addition, we do not know whether:

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we were the first to make the inventions covered by each of our issued patents and pending patent applications;

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we were the first to file patent applications for these inventions;

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others will independently develop similar or alternative technologies or duplicate any of our technologies;

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any of our pending patent applications will result in issued patents;

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any of our patents will be valid or enforceable;

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any patents issued to us or our collaboration partners will provide us with any competitive advantages, or will be challenged by third parties;

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we will be able to develop additional proprietary technologies that are patentable;

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the U.S. government will exercise any of its statutory rights to our intellectual property that was developed with government funding; or

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our business may infringe the patents or other proprietary rights of others.

Our patents might not protect our technology from competitors, in which case we may not have any advantage over competitors in selling any products that we may develop.

Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent position, as well as our ability to maintain adequate intellectual property protection for our technologies, product candidates, and any future products in the United States and other countries. If we do not adequately protect our technology, product candidates and future products, competitors may be able to use or practice them and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent or in the same manner as U.S. laws, and we may encounter significant problems in protecting and defending our proprietary rights in these countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Certain aspects of our technologies are covered by U.S. and foreign patents. In addition, we have a number of new patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford us. Disputes may arise between us and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that we will be in a position, or will deem it advisable, to carry on such a defense.  A suit for patent infringement could result in increasing costs, delaying or halting development, or even forcing us to abandon a product candidate.  Other private and public concerns, including universities, may have filed applications for, may have been issued, or may obtain additional patents and other proprietary rights to technology potentially useful or necessary to us. We are not currently aware of any such patents, but the scope and validity of such patents, if any, and the cost and availability of such rights are impossible to predict.

Much of our intellectual property is protected as trade secrets or confidential know-how, not as a patent.

We consider proprietary trade secrets and/or confidential know-how and unpatented know-how to be important to our business.  Much of our intellectual property pertains to our manufacturing system, certain aspects of which may not be suitable for patent filings and must be protected as trade secrets and/or confidential know-how.  This type of information must be protected diligently by us to protect its disclosure to competitors, since legal protections after disclosure may be minimal or non-existent.  Accordingly, much of the value of this intellectual property is dependent upon our ability to keep our trade secrets and know-how confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party obtained illegally, and is using, trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

In addition, in some cases a regulator considering our application for product candidate approval may require the disclosure of some or all of our proprietary information.  In such a case, we must decide whether to disclose the information or forego approval in a particular country.  If we are unable to market our product candidates in key countries, our opportunities and value may suffer.

Failure to obtain or maintain trade secrets and/or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of such trade secrets and/or confidential know-how.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and employees.

Risks Related to our Common Stock

You may experience future dilution as a result of future equity offerings or other equity issuances.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.   To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. These sales may result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Our outstanding options, warrants and convertible notes may adversely affect the trading price of our common stock.

As of December 31, 2017, there were outstanding warrants, convertible notes and options which allow the holders to purchase 13,413,158 shares of common stock that may be issued upon the exercise of outstanding warrants, with a weighted average exercise price of $7.45 per share, 1,133,355 shares that may be issued upon the conversion of outstanding notes, with a weighted average conversion price of $1.96 per share and 1,231,812 shares that may be issued upon the exercise of outstanding options, with a weighted average exercise price of $15.56 per share . The outstanding options, notes and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of the outstanding options and warrants. For the life of the options, notes and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise or conversion of outstanding options, notes and warrants will also dilute the ownership interests of our existing stockholders.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. As a result of our public offerings and other transactions, we may experience ownership changes in the future based on subsequent shifts in our stock ownership, some of which are outside our control. As a result, our ability to use our pre-change net operating loss carryforwards and other pre-change tax attributes to offset U.S. federal taxable income may be subject to limitations, which could result in increased tax liability to us.

Since we do not intend to pay dividends on our common stock, any potential return to investors will result only from any increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no common stock dividends have been declared or paid by us and we have no intention of paying any common stock dividends in the foreseeable future. Additionally, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock.  Any return to our shareholders will therefore be limited to appreciation in the price of our common stock, which may never occur.  If our stock price does not increase, our shareholders are unlikely to receive any return on their investments in our common stock.

The price of our common stock has been volatile and is likely to continue to be volatile, which could result in substantial losses for our shareholders.

Our stock price has been, and is likely to continue to be, volatile. As a result of this volatility, our shareholders may not be able to sell their shares at or above its current market price. The market price for our common stock may be influenced by many factors, including:

●
actual or anticipated fluctuations in our financial condition and operating results;

●
actual or anticipated changes in our growth rate relative to our competitors;

●
competition from existing products or new products or product candidates that may emerge;

●
development of new technologies that may make our technology less attractive;

●
changes in physician, hospital or healthcare provider practices that may make our product candidates less useful;

●
announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●
developments or disputes concerning patent applications, issued patents or other proprietary rights;

●
the recruitment or departure of key personnel;

●
failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●
actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●
variations in our financial results or those of companies that are perceived to be similar to us;

●
changes to coverage and reimbursement levels by commercial third-party payors and government payors, including Medicare, and any announcements relating to reimbursement levels;

●
general economic, industry and market conditions; and

●
the other factors described in this “Risk Factors” section.

We have been advised that we are not in compliance with certain continued listing standards of the NYSE American.

On December 9, 2016, we received a letter from the NYSE American, our current listing exchange, which advised us that, based upon our quarterly report for the quarter ended June 30, 2016, we were noncompliant with certain continued listing standards of the NYSE American. We can maintain our listing by submitting a plan of compliance by January 9, 2017. This plan must advise of actions we have taken or will take to regain compliance with the continued listing standards by June 11, 2018. We submitted such a plan on January 9, 2017. On February 24, 2017, the NYSE American accepted our plan of compliance and granted us until June 11, 2018 to regain compliance with the continued listing standards. Although, the NYSE American will not normally remove the securities if an issuer has a market capitalization of at least $50 million if we do not make sufficient progress under the plan to reestablish compliance by June 11, 2018, the staff of the exchange may initiate proceedings to delist our securities from the NYSE American. We may appeal a delisting determination in accordance with the rules of the exchange.

The letter from the NYSE American has no immediate effect on the listing of our securities on the exchange.

Under our amended bylaws, stockholders that initiate certain proceedings may be obligated to reimburse us and our officers and directors for all fees, costs and expenses incurred in connection with such proceedings if the claim proves unsuccessful.

On February 18, 2015, we adopted new bylaws which include a fee-shifting provision in Article X for stockholder claims. Article X provides that in the event any stockholder initiates or asserts a claim against us, or any of our officers or directors, including any derivative claim or claim purportedly filed on our behalf, and the stockholder does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then the stockholder will be obligated to reimburse us and any of our officers or directors named in the action, for all fees, costs and expenses of every kind and description that we or our officers or directors may incur in connection with the claim.  In adopting Article X, it is our intent that:

●
all actions, including federal securities law claims, would be subject to Article X;

●
the phrase “a judgment on the merits” means the determination by a court of competent jurisdiction on the matters submitted to the court;

●
the phrase “substantially achieves, in both substance and amount” means the plaintiffs in the action would be awarded at least 90% of the relief sought;

●
only persons who were stockholders at the time an action was brought would be subject to Article X; and

●
only the directors or officers named in the action would be allowed to recover.

The fee-shifting provision contained in Article X of our bylaws is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. Fee-shifting bylaws are relatively new and untested. The case law and potential legislative action on fee-shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming stockholder must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee-shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute. In addition, given the unsettled state of the law related to fee-shifting bylaws, such as ours, we may incur significant additional costs associated with resolving disputes with respect to such bylaw, which could adversely affect our business and financial condition.

If a stockholder that brings any such claim, suit, action or proceeding is unable to obtain the required judgment, the attorneys’ fees and other litigation expenses that might be shifted to a claiming stockholder are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs’ attorneys to represent our stockholders or otherwise discourage plaintiffs’ attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect our management and direction, particularly through litigation or the threat of litigation.

The provision of our amended bylaws requiring exclusive venue in the U.S. District Court for Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against us and our directors and officers.

Article X of our amended bylaws provides that stockholder claims brought against us, or our officers or directors, including any derivative claim or claim purportedly filed on our behalf, must be brought in the U.S. District Court for the district of Delaware and that with respect to any such claim, the laws of Delaware will apply.

The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum the stockholder finds favorable for disputes with us or our directors or officers, and may have the effect of discouraging lawsuits with respect to claims that may benefit us or our stockholders.

COMPARATIVE SHARE DATA

Number of Shares
Shares outstanding as of January 31, 2018	13,993,462

The number of shares outstanding as of January 31, 2018 excludes shares which may be issued upon the exercise of the options or warrants, or the conversion of the note, described below.

	Number of Shares	Reference
Shares issuable upon exercise of Series N warrants	85,339	A
Shares issuable upon exercise of options granted
to CEL-SCI's officers, directors, employees,
consultants, and third parties	1,231,240	B
Shares issuable upon exercise of Series S warrants	1,037,120	C
Shares issuable upon exercise of Series V warrants	810,127	D
Shares issuable upon exercise of Series W warrants	688,930	E
Shares issuable upon exercise of Series X warrants	120,000	F
Shares issuable upon exercise of Series Y warrants	26,000	G
Shares issuable upon exercise of Series Z warrants	264,000	H
Shares issuable upon exercise of Series ZZ warrants	20,000	H
Shares issuable upon exercise of Series AA warrants	200,000	I
Shares issuable upon exercise of Series BB warrants	16,000	I
Shares issuable upon exercise of Series CC warrants	680,480	J
Shares issuable upon exercise of Series DD warrants	1,360,960	J
Shares issuable upon exercise of Series EE warrants	1,360,960	J
Shares issuable upon exercise of Series FF warrants	68,048	J
Shares issuable upon exercise of Series GG warrants	400,000	K
Shares issuable upon exercise of Series HH warrants	20,000	K
Shares issuable upon exercise of Series II warrants	600,000	L
Shares issuable upon exercise of Series JJ warrants	30,000	L
Shares issuable upon exercise of Series KK warrants	395,970	M
Shares issuable upon exercise of Series LL warrants	26,398	M
Shares issuable upon conversion of notes	597,633	N
Shares issuable upon exercise of Series MM warrants	893,491	N
Shares issuable upon conversion of notes	480,349	O
Shares issuable upon exercise of Series NN warrants	539,300	O
Shares issuable upon exercise of Series OO warrants	60,000	P
Shares issuable upon the exercise of Series PP warrants	1,750,000	Q
Shares issuable upon the exercise of Series QQ warrants	87,500	Q
Shares issuable upon the exercise of Series RR warrants	583,057	R
Shares issuable upon the exercise of Series SS warrants	1,289,478	S

A.
As of January 31, 2018, 85,339 Series N warrants entitle the holders to purchase one share of the Company's common stock at a price of $3.00 per share at any time prior to August 18, 2018.

B.
The options are exercisable at prices ranging from $1.59 to $415 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

C.
On January 12, 2018 the exercise price of the Series S warrants was changed to $3.00 per share for a three month period which will end on April 12, 2018. After this date, the exercise price will revert to $31.25 per share. The Series S warrants expire on October 11, 2018.

D.
The Series V warrants were immediately exercisable at a price of $19.75 and expire on May 28, 2020. As of January 31, 2018, none of the Series V warrants had been exercised.

E.
The Series W warrants are exercisable at a price of $16.75 and expire on October 28, 2020. As of January 31, 2018, none of the Series W warrants had been exercised.

F.
The Series X warrant are exercisable at a price of $9.25 per share at any time on or before January 13, 2021. As of January 31, 2018, none of the Series X warrants had been exercised.

G.
The Series Y warrant are exercisable at a price of $12.00 per share at any time on or before February 15, 2021. As of January 31, 2018, none of the Series Y warrants had been exercised.

H.
The Series Z warrants may be exercised at any time on or before November 23, 2021 at a price of $13.75 per share. The Series ZZ warrants may be exercised at any time on or before May 18, 2021 at a price of $13.75 per share. As of January 31, 2018, none of the Series Z or ZZ warrants had been exercised.

I.
The Series AA warrants may be exercised at any time on or before February 22, 2022 at a price of $13.75 per share. The Series BB warrants may be exercised at any time on or before August 22, 2021 at a price of $13.75 per share. As of January 31, 2018, none of the Series AA or BB warrants had been exercised.

J.
The Series CC warrants may be exercised at any time on or before December 8, 2021 at a price of $5.00 per share. The Series DD warrants may be exercised at any time on or before March 1, 2018 at a price of $4.50 per share. The Series EE warrants may be exercised at any time on or before March 1, 2018 at a price of $4.50 per share. The Series FF warrants may be exercised at any time on or before December 1, 2021 at a price of $3.90625 per share. As of January 31, 2018, none of the Series CC, DD, EE or FF warrants had been exercised.

K.
The Series GG warrants may be exercised at any time on or after August 23, 2017 and on or before August 23, 2022 at a price of $3.00 per share. The Series HH warrants may be exercised at any time on or before February 16, 2022 at a price of $3.125 per share. As of January 31, 2018, none of the Series GG or HH warrants had been exercised.

L.
The Series II warrants may be exercised at any time on or after September 14, 2017 and on or before September 14, 2022 at a price of $3.00 per share. The Series JJ warrants may be exercised at any time on or before March 8, 2022 at a price of $3.125 per share. As of January 31, 2018, none of the Series II or JJ warrants had been exercised.

M.
The Series KK warrants may be exercised at any time on or after November 3, 2017 and on or before November 3, 2022 at a price of $3.035 per share. The Series LL warrants may be exercised at any time on or before April 30, 2022 at a price of $3.59375 per share. As of January 31, 2018, none of the Series KK or LL warrants had been exercised.

N.
The convertible notes in the principal amount of $1.51 million are convertible into shares of common stock at a fixed conversion price of $1.69. The notes bear interest at 4% per year and are due and payable on September 21, 2018. As of January 31, 2018, notes in the principal amount of $500,000 had been converted into 295,858 shares of common stock. The Series MM warrants are exercisable at a price of $1.86 per share at any time on or before June 22, 2022. As of January 31, 2018, none of the Series MM warrants had been exercised.

O.
The convertible notes in the principal amount of $1.235 million are convertible into shares of common stock at a fixed conversion price of $2.29. The notes bear interest at 4% per year and are due and payable on September 21, 2018. As of January 31, 2018, notes in the principal amount of $135,000 had been converted into 58,952 shares of common stock. The Series NN warrants are exercisable at a price of $2.52 per share at any time on or before July 24, 2022. As of January 31, 2018, none of the Series NN warrants had been exercised.

P.
The Series OO warrants may be exercised at any time on or after January 31, 2018 and on or before July 31, 2022 at a price of $2.52 per share. As of January 31, 2018, none of the Series OO warrants had been exercised.

Q.
The Series PP warrants may be exercised at any time on or after February 28, 2018 and on or before February 28, 2023 at a price of $2.30 per share. The Series QQ warrants may be exercised at any time on or after February 22, 2018 and on or before August 22, 2022 at a price of $2.50 per share. As of January 31, 2018, none of the Series PP or QQ warrants had been exercised.

R.
The Series RR warrants may be exercised at any time on or before October 30, 2022 at a price of $1.65 per share. As of January 31, 2018, none of the Series RR warrants had been exercised.

S.
The Series SS warrants may be exercised at any time on or after June 20, 2018 and on or before December 18, 2022 at a price of $2.09 per share. As of January 31, 2018, none of the Series SS warrants had been exercised.

DILUTION

As of January 31, 2018, CEL-SCI’s net book value was less than $0.01 per share. If the price paid for shares in this offering is greater than $0.01 per share, an investor will suffer dilution equal in amount to the difference between the price paid for the shares and CEL-SCI’s net tangible book value at the time of purchase.

USE OF PROCEEDS

All of the shares offered by this prospectus are being offered by certain owners of CEL-SCI’s common stock (the Selling Shareholders) and were issued by CEL-SCI in connection with CEL-SCI's employee stock option, bonus and compensation plans. None of the proceeds from this offering will be received by CEL-SCI. Expenses expected to be incurred by CEL-SCI in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

MARKET FOR CEL-SCI’S COMMON STOCK

          Our common stock is publicly traded on the NYSE American under the symbol “CVM”. The following table sets forth, for the periods indicated, the high and low intraday sale prices of our common stock as reported by the NYSE American. The high and low prices have been adjusted to reflect a 25-for-1 reverse stock split which became effective on the NYSE American on June 15, 2017.

	HIGH	LOW
FY 2018
Second Quarter (through January 31, 2018)	$2.50	$1.85
First Quarter (through December 31, 2017)	$2.14	$1.60

FY 2017
Fourth Quarter (through September 30, 2017)	$3.69	$1.57
Third Quarter (through June 30, 2017)	$4.00	$1.46
Second Quarter (through March 31, 2017)	$4.50	$1.75
First Quarter (through December 31, 2016)	$7.75	$1.50

FY 2016
Fourth Quarter (through September 30, 2016)	$13.50	$6.00
Third Quarter (through June 30, 2016)	$15.00	$11.00
Second Quarter (through March 31, 2016)	$16.50	$9.00
First Quarter (through December 31, 2015)	$18.75	$9.00

As of January 31, 2018, there were 13,993,462 outstanding shares of CEL-SCI’s common stock outstanding held by approximately 800 holders of record.

Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI’s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

The provisions in CEL-SCI’s Articles of Incorporation relating to CEL-SCI’s preferred stock allow CEL-SCI’s directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI’s common stock.  The issuance of preferred stock with such rights may make more difficult the removal of management, even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

The market price of CEL-SCI’s common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI’s operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI’s common stock.

SELLING SHAREHOLDERS

CEL-SCI has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant or issuance to selected employees of CEL-SCI and other persons of shares of CEL-SCI’s common stock or options to purchase shares of CEL-SCI’s common stock. Persons who received shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the “Selling Shareholders”.

CEL-SCI has adopted a number of Stock Option, Stock Bonus and Stock Compensation Plans. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the “Plans”.

Incentive Stock Option Plans. CEL-SCI has Incentive Stock Option Plans which authorize the issuance of shares of CEL-SCI’s Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plans.

Non-Qualified Stock Option Plans. CEL-SCI has Non-Qualified Stock Option Plans which authorize the issuance of shares of CEL-SCI’s Common Stock to persons that exercise options granted pursuant to the Plans. CEL-SCI’s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities. The option exercise price is determined on the date the option is granted.

Stock Bonus Plans. CEL-SCI has Stock Bonus Plans which allow for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities.

Stock Compensation Plans. CEL-SCI’s Stock Compensation Plans provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI, as well as consultants to CEL-SCI, that agree to receive shares of CEL-SCI’s common stock in lieu of all or part of the compensation owed to them by CEL-SCI. However, bona fide services must be rendered by consultants and the services must not be in connection with the offer or sale of securities in a capital-raising transaction or for directly or indirectly promoting or maintaining a market for CEL-SCI’s securities.

2014 Incentive Stock Bonus Plan.
CEL-SCI’s 2014 Incentive Stock Bonus Plan provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI as well as consultants to CEL-SCI when CEL-SCI reaches certain performance goals which are established from time to time by CEL-SCI’s board of directors. The primary purpose of the plan is to 1) align the interests of those CEL-SCI employees whose work is essential to CEL-SCI’s ability to commercialize its patented Multikine technology with those of CEL-SCI’s shareholders through performance based compensation and 2) to tie these key employees to CEL-SCI for the rest of the foreseeable drug development phase of Multikine.

On August 6, 2014 CEL-SCI’s board of directors granted stock awards (“Awarded Shares”) pursuant to the 2014 Incentive Stock Bonus Plan to the persons (the “Grantees”) and in the amounts shown below.

Grantee	Awarded Shares (1)

Geert Kersten	232,000
Eyal Talor	124,000
Patricia Prichep	124,000
John Cipriano	64,000

(1)
The Awarded Shares (or a portion of the shares) will only be earned based upon the achievement of certain significant milestones leading to the commercialization of CEL-SCI’s Multikine technology or significant increases in the market price of CEL-SCI’s common shares.

Upon the achievement of the following performance goals, a percentage of the Awarded Shares will be earned by the Grantees and will no longer be subject to being forfeited to CEL-SCI.

i.
Upon either (a) the enrollment of 350 patients in the Phase 3 head and neck cancer study or (b) the closing price of a share of CEL-SCI’s common stock on the primary exchange on which such common stock is then traded exceeds $87.50 for ten consecutive trading days, each Grantee shall earn 25% of the Awarded Shares.

ii.
Upon either (a) the full enrollment of patients in the Phase 3 head and neck cancer study or (b) the start of a pivotal clinical trial for Multikine (the "Proprietary Technology") in a disease indication other than head and neck cancer or (c) the closing price of a share of CEL-SCI’s common stock on the primary exchange on which the common stock is then traded exceeds $150.00 for ten consecutive trading days, each Grantee will earn 50% of the Awarded Shares, less any of the Awarded Shares previously earned.

iii.
Upon either (a) the end of the Phase 3 head and neck cancer study or any other pivotal study involving CEL-SCI’s proprietary technology, or (b) the closing price of a share of CEL-SCI’s common stock on the primary exchange on which the common stock is then traded exceeds $225.00 for ten consecutive trading days, each Grantee will earn 75% of the Awarded Shares, less any of the Awarded Shares previously earned.

  iv.
Upon either (a) the filing of the first marketing application for any pharmaceutical based upon CEL-SCI’s proprietary technology in the USA, Canada, UK, Germany, France, Italy, Spain, Japan, or Australia, or (b) the closing price of a share of CEL-SCI’s common stock on the primary exchange on which the common stock is then traded exceeds $300.00 for ten consecutive trading days, each Grantee will earn 100% of the Awarded Shares, less any of the Awarded Shares previously earned.

The stock price per share will be proportionately adjusted in the event of any stock splits, stock dividends; recapitalizations or similar events.

The Grantees may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Awarded Shares until the shares are earned.

 The Grantees will forfeit and return to CEL-SCI all Awarded Shares that have not been earned as of August 5, 2024.

Notwithstanding the above, upon the occurrence of a Level One Change in Control, all Awarded Shares which have not previously been earned will vest and all restrictions pertaining to the Awarded Shares (other than as may be provided by applicable securities laws) which have not previously been earned will lapse. Upon the occurrence of a Level Two Change in Control, if during the period commencing on the date that is 12 months prior to the occurrence of the Level Two Change in Control and ending on the date that is 48 months following the Level Two Change in Control, the Grantee's employment with the Company is terminated, other than for Cause, or the Grantee terminates his employment on account of Good Reason, all Awarded Shares will vest and all restrictions pertaining to the Awarded Shares (other than as may be provided by applicable securities laws) will lapse.

(i)
A Level One Change in Control will occur upon (a) the acquisition by any individual, entity or group of beneficial owners (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 50% or more of either (1) the then outstanding shares of the common stock of CEL-SCI, or (2) the combined voting power of the then outstanding voting securities of CEL-SCI entitled to vote in the election of directors or (b) a majority of the Board consists of persons who were not nominated or appointed in the first instance by the Board.

(ii)
A Level Two Change in Control will occur upon acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 20% or more of either (1) the then outstanding shares of CEL-SCI’s common stock, or (2) the combined voting power of CEL-SCI’s then outstanding voting securities entitled to vote in the election of directors.

(iii)
Cause means (a) conviction of, or pleas of nolo contendere, by the Grantee for a felony or dishonesty while performing his employment duties, (b) a Grantee's violation of any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement applicable to the Grantee or (c) the Grantee's continued failure to materially carry out his duties as an employee which failure has not been cured within 30 days after the Grantee receives written notice of such failure.

(iv)
Good Reason means (a) a reduction in compensation (including benefits) of the Grantee or (b) the Grantee being assigned any duties which are materially inconsistent with the duties of the Grantee immediately prior to the occurrence of the Level Two Change in Control or (c) the office at which the Grantee performs his duties is more than 10 miles from the office at which the Grantee performed his duties immediately prior to the occurrence of the Level Two Change in Control.

Summary. The following lists, as of January 31, 2018 the options and shares granted pursuant to the Plans. Each option represents the right to purchase one share of CEL-SCI's common stock.

Name of Plan	Total Shares Reserved Under Plans	Shares Reserved for Outstanding Options	Shares Issued as Stock Bonus/Compensation	Remaining Options/Shares Under Plans

Incentive Stock Option Plans	138,400	124,758	N/A	454
Non-Qualified Stock Option Plans	1,187,200	1,106,482	N/A	47,018
Stock Bonus Plans	383,760	N/A	222,574	161,153
Stock Compensation Plans	134,000	N/A	115,590	18,410
2014 Incentive Stock Bonus Plan	640,000	N/A	624,000	16,000

Shares issuable upon the exercise of options granted to CEL-SCI’s officers and directors pursuant to the Non-Qualified Stock Option Plans, as well as shares issued pursuant to the Stock Bonus Plans, are being offered by means of this Prospectus. The following table lists the shareholdings of CEL-SCI’s officers and directors and the shares offered by means of this prospectus as of January 31, 2018.

		Number of Shares Being Offered
Name of Selling Shareholder	Number of Shares Owned	Option Shares (2)	Bonus Shares	Stock Compensation Shares	Number of shares which will be owned on completion of the Offering	Percent of Class

Geert R. Kersten	371,339(1)	234,953	116,000	--	487,339	4.07%
Patricia B. Prichep	79,634	147,868	62,000	--	141,634	1.16%
Eyal Talor, Ph.D.	49,257	145,963	62,000	--	111,257	1.01%
Daniel H. Zimmerman, Ph.D.	14,558	47,100	--	--	14,558	*
John Cipriano	16,000	95,500	32,000	--	48,000	*
Peter R. Young, Ph.D.	1,191	50,187	--	--	1,191	*
Bruno Baillavoine	933	37,500	--	--	933	*
Robert Watson	--	10,000	--	--	--	*

* Less than 1%.

(1)
Includes shares held in trusts for the benefit of Mr. Kersten’s children and shares held in the de Clara Trust, for which Mr. Kersten is a beneficiary.

(2)
Represents shares issued or issuable upon exercise of stock options. The options held by CEL-SCI’s officers and directors are exercisable at prices of between $1.84 and $172.50 per share.

Mr. Kersten is an officer and director of CEL-SCI. Dr. Young, Mr. Baillavoine and Mr. Watson are directors of CEL-SCI. The other persons in the foregoing table are officers of CEL-SCI.

CEL-SCI has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement of which this prospectus forms a part with respect to the resale of the shares from time to time in the public market or in privately negotiated transactions.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the public market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. CEL-SCI has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

CEL-SCI has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. CEL-SCI has also advised each Selling Shareholder that in the event of a “distribution” of the shares owned by the Selling Shareholder, such Selling Shareholder, any “affiliated purchasers”, and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is completed. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". CEL-SCI has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

CEL-SCI is authorized to issue 600,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding shares of common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. As of the date of this prospectus no shares of preferred stock were outstanding.

Rights Agreement

In November 2007, CEL-SCI declared a dividend of one Series A Right and one Series B Right, or collectively the Rights, for each share of CEL-SCI’s common stock which was outstanding on November 9, 2007.  When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from CEL-SCI one share of CEL-SCI’s common stock at a price equal to 20% of the market price of CEL-SCI’s common stock on the distribution date, although the price may be adjusted pursuant to the terms of the Rights Agreement.  If after a person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock or following the commencement of a tender offer for 15% or more of CEL-SCI’s outstanding common stock (i) CEL-SCI is acquired in a merger or other business combination and CEL-SCI is not the surviving corporation, (ii) any person consolidates or merges with CEL-SCI and all or part of CEL-SCI’s common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of CEL-SCI’s consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

The description and terms of the Rights are set forth in a Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent.

Distribution of Rights

Initially, stockholders will not receive separate certificates for the Rights as the Rights will be represented by outstanding common stock certificates. Until the exercise date, the Rights cannot be bought, sold or otherwise traded separately from the common stock. Certificates for common stock will carry a notation that indicates that Rights are attached to the common stock and incorporate the terms of the Rights Agreement.

Separate certificates representing the Rights will be distributed as soon as practicable after the earliest to occur of:

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15 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of CEL-SCI’s outstanding common stock, or

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15 business days (or such later date as may be determined by action of CEL-SCI’s board of directors prior to such time as any person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock.

The earlier of such dates described above is called the “distribution date.”

Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the Rights.

 Exercise and Expiration

The holders of the Rights are not required to take any action until the Rights become exercisable. The Rights are not exercisable until the distribution date.  Holders of the Rights will be notified by CEL-SCI that the Rights have become exercisable.  The Rights will expire on October 30, 2020, unless the expiration date is extended or unless the Rights are earlier redeemed by CEL-SCI as described below.

Redemption

At any time prior to the distribution date, CEL-SCI’s board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. Subject to the foregoing, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as CEL-SCI’s board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only entitlement of the holders of Rights will be to receive the redemption price.

Exchange Option

At any time after a person or group of affiliated persons has acquired 15% or more of CEL-SCI’s common stock or following the commencement of a tender offer for 15% or more of CEL-SCI’s outstanding common stock, and prior to the acquisition by such person of 50% or more of the outstanding common stock, CEL-SCI’s board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

Warrants Held by Private Investors

See “Comparative Share Data” for information concerning CEL-SCI’s outstanding options, warrants and convertible securities.

Transfer Agent

Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.